SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ______________________

                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                       SANGUI BIOTECH INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)

         COLORADO                                              84-1330732
State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                             Identification No.)


      Alfred-Herrhausen-Str. 44                          58455 Witten, Germany
(Address of principal executive offices)                       (Zip Code)


                       Sangui Biotech International, Inc.,
                       2004 Employee Stock Incentive Plan
                            (Full Title of the Plan)


                           Corporation Service Company
                                  1560 Broadway
                                Denver, CO 80202
                                     U.S.A.
                     (Name and Address of Agent For Service)

                                 (303) 860-7052
          (Telephone Number, Including Area Code of Agent For Service)


                          Copies of Communications to:
                          ---------------------------
                             George G. Chachas, Esq.
                             Wenthur & Chachas, LLP
                     4180 La Jolla Village Drive, Suite 500
                           La Jolla, California 92037
                                 (858) 457-3800

                         Calculation of Registration Fee

=================================================== ================ ======================= ======================= ===============
                                                                         Proposed Maximum        Proposed Maximum       Amount Of
            Title Of Securities To Be                Amount To Be      Offering Price Per      Aggregate Offering     Registration
                    Registered                       Registered(1)          Share(2)                Price(3)             Fee(3)
--------------------------------------------------- ---------------- ----------------------- ----------------------- ---------------
--------------------------------------------------- ---------------- ----------------------- ----------------------- ---------------
Sangui Biotech International, Inc.,
2004 Employee Stock Incentive Plan
Common Stock, $0.001 Par Value                         1,000,000             $0.265                 $265,000             $33.50
--------------------------------------------------- ---------------- ----------------------- ------------------------ --------------

(1) This Registration Statement covers 1,000,000 shares of the Registrant's common stock, no par value per share (the "Common Stock"), that may be issued under the Sangui Biotech International, Inc., 2004 Employee Stock Incentive Plan (the "2004 Stock Plan"). This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2004 Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of Registrant's Common Stock.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sale prices of the Common Stock on the OTC Bulletin Board on May 7, 2004.

(3) Estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee.

                                    PART II.

               Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

     Sangui Biotech International, Inc., (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

          (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003, filed with the Commission on September 30, 2003, which contains audited financial statements for the most recent fiscal year for which such statements have been filed.

          (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-KSB referred to in paragraph (a) above.

          (c) The description of the Registrant's common stock, which is contained in a registration statement filed on Form 10-SB with the Commission on January 28, 2000, file number 000-29233, and the Registrants Form 8-K as filed with the Commission on April 4, 2000 filed pursuant to the Exchange Act, including any amendments or reports filed to update the description.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     The Registrant is authorized to issue 50,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of non-voting Preferred Stock, no par value per share.

Common Stock
------------

     The Registrant is authorized to issue 50,000,000 shares of Common Stock, no par value per share. As of the date of this Form S-8, there are 40,555,363 shares of Common Stock issued and outstanding.

     Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. Except as may be required by law, holders of shares of Common Stock will not vote separately as a class, but will vote together with the holders of outstanding shares of other classes or capital stock. There is no right to cumulate votes for the election of directors. A majority of the issued and outstanding Common Stock constitutes a quorum at any meeting of stockholders and the vote by the holders of a majority of the outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or an amendment to the Articles of Incorporation.

     Holders of shares of Common Stock are entitled to receive dividends if, as and when, declared by the Board of Directors out of funds legally available therefore, after payment of dividends required to be paid on outstanding shares of Preferred Stock. Upon liquidation of the Company, holders of shares of Common Stock are entitled to share ratably in all assets of the Registrant remaining after payment of liabilities, subject to the liquidation preference rights of any outstanding shares of Preferred Stock. Holders of shares of Common Stock have no conversion, redemption or preemptive rights. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock. The outstanding shares of Common Stock are fully paid and nonassessable. The shares of Common Stock issued upon conversion of Preferred Stock or Preferred Stock Dividends and payment therefore, will be validly issued, fully paid and nonassessable.

Preferred Stock
---------------

     In accordance with the Registrant's Articles of Incorporation, as amended (the "Articles"), the Board of Directors may designate the relative rights and preferences of the Registrant's Preferred Stock, when and if issued. Such rights include preferences as to conversion rights and voting rights, of which may be dilutive of the interest of the holders of the Common Stock. The issuance of the Preferred Stock may have an adverse effect on the rights of the holders of Common Stock.

     The Registrant is authorized to issue 5,000,000 shares of non-voting Preferred Stock, no par value per share. As of the date of this Form S-8, no shares of Preferred Stock have been issued.

     Voting Rights. The holders of the Preferred Stock have no voting rights.

     Other Provisions. Except as otherwise required by the Colorado Business Corporation Act, the holders of Preferred Stock will have the same rights as the holders of Common Stock. The shares of Preferred Stock, when issued as described herein, will be duly and validly issued, fully paid and nonassessable.

Item 5.  Interests of Named Experts and Counsel.

     The validity of the Registrant's common stock that may be offered under the Plan will be passed upon for Registrant by Wenthur & Chachas, LLP, 4180 La Jolla Village Drive, Suite 500, La Jolla, California 92037.

Item 6.  Indemnification of Directors and Officers.

     Article XIII., Section A. of the Articles of Incorporation (the "Articles") and Article IX., Section 1 of the By-laws, authorize the Registrant to indemnify its officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding or investigation, whether civil criminal or administrative, and whether internal or external to the Corporation by reason of the fact that the person being indemnified is or was an officer, director, employee or agent of the Corporation, or having been such was serving at the request of the Company. Such persons may be indemnified against expenses, judgments, fines and amounts paid in settlement of any action, upon a final determination that said person was acting in good faith and in the best interest of the Company, and with respect to any criminal proceedings that it is determined there was no reasonable cause to believe that the conduct was unlawful.

     Article IX., Section 2 of the By-laws provide that the Registrant shall indemnify any person who is or was a party or is threatened to be made a party to any threatened pending or completed judicial action or suit brought by or in the right of the Registrant to procure a judgment in its favor by reason the fact that the person is or was acting on behalf of the Company. Unless, the person has been adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty to the Corporation, or if the court in which action was brought shall determine that in view of the circumstances of the case the person is fairly and reasonably entitled to indemnity for such expense the court shall deem proper.

     Article XIII, Sections D of the Articles, and Article IX, Section 3 of the by-laws provide that the Registrant shall make any determination regarding indemnification, unless court ordered, or unless a determination is reasonably and promptly made by the Board of Directors, Independent Counsel or the stockholders that such a person acted in bad faith and in a manner in or not opposed to the best interest of the Company, or in a criminal proceed, that such a person believed or had reasonable cause to believe that his conduct was unlawful.

     Under, Article XIII., Section E of the Articles, and Article IX, Section 5 of the by-laws, the Registrant is authorized to indemnify against expenses wherein an agent of the Registrant has been successful on the merits of an action, including the dismissal, or settlement of any claim. Further, the Registrant may advance costs, charges and expenses incurred in the defense of any action, if the Agent agrees to repay the advance if upon final disposition it is determined that no person shall be indemnified. Article XIII, Section F of the Articles, and Article IX, Section 9 of the by-laws authorize the Registrant, upon resolution by the Board, to purchase and maintain insurance on behalf of any person who is an agent of the Registrant against any liability.

     Provided the terms and conditions of these provisions are met, officers, directors, employees, and agents of the Registrant may be indemnified against any cost, loss, or expense arising out of any liability under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

     The indemnification provided by the Articles and by-laws of the Registrant shall not be deemed exclusive of, and shall not effect, any other rights to which the agent seeking indemnification may be entitled under any law, contract, vote of stockholders, agreement or vote of disinterested directors. Complete copies of the Articles of Incorporation and By-laws of the Registrant are attached as Exhibit 3.1 and 3.2, respectively, to the Current Report on Form 8-K filed on April 4, 2000.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         Exhibit
         -------
         4.1 Sangui Biotech International, Inc. 2004 Employee Stock Incentive Plan;
         5.1      Opinion of Wenthur & Chachas, LLP;
         23.1     Consent of Corbin & Company;
         23.2     Consent of Wenthur & Chachas, LLP (included in Exhibit 5.1);
                  and,
         24.1     Power of Attorney.

Item 9.  Undertakings.

         The undersigned registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933 (the "1933 Act");

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and,

                    (iii) To include any additional or changed material
               information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and are incorporated by reference to the registration statement.

               (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That for purposes of determining any liability under the 1933 Act, each filing of the Registrant's Form S-8 pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's Form S-8 pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, executive officers and controlling persons of the Registrant as outlined above or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, executive officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Witten, Country of Germany on the date written below.


                                            Sangui Biotech International, Inc.,
                                                   A Colorado Corporation


Dated:  May 12, 2004                        /s/ Wolfgang Barnokol
                                            -----------------------------------
                                            By:  Wolfgang Barnokol
                                            Its:  Director, President and
                                                  Chief Executive Officer

Dated:  May 12, 2004                        /s/ Joachim Lutz
                                            -----------------------------------
                                            By:  Joachim Lutz
                                            Its:  Director

Dated:  May 12, 2004                        /s/ Christoph Ludz
                                            -----------------------------------
                                            By:  Christoph Ludz
                                            Its:  Director

Dated:  May 12, 2004                        /s/ Markus Volpers
                                            -----------------------------------
                                            By:  Markus Volpers
                                            Its:  Director

Dated:  May 12, 2004                        /s/ Joachim Fleing
                                            -----------------------------------
                                            By:  Joachim Fleing
                                            Its:  Director

                                  EXHIBIT INDEX

         Exhibit        Description
         -------        -----------
         4.1            Sangui Biotech International, Inc., 2004 Employee Stock
                        Incentive Plan;

         5.1            Opinion of Wenthur & Chachas, LLP;

         23.1           Consent of Corbin & Company, LLP;

         23.2           Consent of Wenthur & Chachas, LLP (included in
                        Exhibit 5.1); and,

         24.1           Power of Attorney.